Exhibit 10.1

March 14, 2013

Jeffrey T. Siegal, CPA
9803 NE 83rd Court
Vancouver, WA 98662

Dear Jeff:

It gives me great pleasure to extend an offer of employment to you as Vice President and Chief Financial Officer (CFO) of Key Technology. In this capacity, you will report directly to me. You will be based out of our headquarters in Walla Walla, Washington and we expect that you will permanently relocate yourself to the area within a reasonable period of time, not to exceed 2 months from your official date of hire. I anticipate your start date to be Monday, April 15, 2013.

Jeff, I feel this position will greatly expand your career development and provide you an exciting opportunity to further the integrity, continuity, and accomplishments of the Finance and Accounting team. We believe your contributions to the future of the company will be significant and we judge your fit with the organization to be very good.

Please note that your employment with Key Technology is contingent upon successfully completing a pre-employment drug screen, and criminal history, social security, education and reference checks. Human Resources will make the necessary arrangements with you once you have accepted the position. In the meantime, please complete and return to Human Resources the enclosed employment application and background authorization. A Summary of Your Rights Under the Fair Credit Reporting Act is also enclosed for your review.

Your compensation structure is as follows:

Exempt Annual Compensation:
$200,000 per calendar year, paid bi-weekly at the rate of $7,692.31

Annual Performance Incentive Plan:
Annual Performance Incentive Plan is set at 100% of annual compensation (prorated for FY’13). A formal written performance plan document will be provided to you following the acceptance of this position; however, the initial performance plan will be based on exceeding our operating income targets for fiscal 2013, which ends on September 30, 2013.

Long-Term Incentive Plan (LTIP):
Key has a Long-Term Incentive Plan that takes the form of restricted stock grants. The restricted stock grants to management staff are awarded on a discretionary and periodic basis by the Board of Directors. The number of shares awarded to each individual is determined as a function of their personal contribution and the stock price at the time of the grant. These grants may take the form of employment-based and/or performance-based restricted stock.

150 Avery, Walla Walla, WA USA 99362-1668
Telephone: 509-529-2161 • Human Resources Fax: 509-394-3474

For your first restricted stock award, I am pleased to offer you 2013-2015 long term performance-based stock award targeted at 100% of your starting annual base compensation. This award will be effective on your first day of employment and the number of shares will be determined by the closing market price for Key’s Common Stock on that day. Your Long-Term Incentive award is based upon the achievement of specific corporate results and metrics as determined by the CEO and the Compensation and Management Development Committee of the Company’s Board of Directors.

The vesting of these restricted shares is also subject to your continued employment through December 15, 2015. The sale of these shares is subject to you retaining a percentage of these shares while you are employed with Key Technology.

Benefits:
Provided we receive your completed enrollment forms, your group health, life, disability, and other standard benefit coverage will begin on your first day of employment. Beginning with your first pay period, you will accrue vacation at the rate of 6.154 hours per pay period (160 hours per year). You must complete six months of service prior to using accrued vacation time. You will be eligible to participate in our 401(k) and Employee Stock Purchase Plan per the plan documents.

Relocation:
We will reimburse you for one, two-day house hunting trip to Walla Walla. This includes coach airfare; a rental car, fuel, the cost of reasonable lodging and meals. We respectfully request that you use Key’s preferred travel agency, World Wide Travel, for your travel arrangements. Their contact number is 509-525-8040. Please contact Valerie Ngaden in Human Resources if you have questions or would like to be put in contact with a local real estate agent.

Human Resources will also arrange for packing and transport of normal household goods to Walla Walla through Swartz Moving/United Van Lines. We will pay for up to four months of temporary housing from your date of hire. If you secure a permanent residence before the end of the 4 months of temporary housing, you will not receive payment for the unused temporary housing fee. Please note this program does not cover expenses related to selling your current home or expenses related to the purchase of a home in Walla Walla.

Key will provide you with an Incidental Relocation Expense Allowance in the amount of $20,000, less statutory taxes, to be paid to you within 30 days of completing the move of your primary residence to Walla Walla. CEO will work with Jeff in good faith to help ensure he is not materially adversely impacted financially from his transition to Walla Walla based upon approved related costs and tax consequences.

If you choose not to relocate to Walla Walla within 2 months of your date of hire the incidental relocation expense allowance offer will be automatically revoked.

In the event you choose to leave your employment with the Company during the first year of your employment, you will reimburse, on a pro-rata basis, the incidental expense allowance up to the point that your separation notice is given.

150 Avery, Walla Walla, WA USA 99362-1668
Telephone: 509-529-2161 • Human Resources Fax: 509-394-3474

I-9 Requirement:
It is required by law that all persons working in the United States must provide proof of their employment eligibility by furnishing their employer with appropriate documentation on the first day of employment. Therefore, should you accept our offer; we will need to verify the appropriate identification detailed in the lists attached (one from List A – or – one from List B and one from List C). Please let us know in advance of any complications.

Jeff, we look forward to your acceptance and to your joining the Company. Should you have any questions or need clarification about any of the terms in this offer, please don’t hesitate to contact me.

In order to officially confirm your acceptance of this offer of employment (subject to the contingencies noted above), please sign the attached confirmation page and return it to the Human Resources department as soon as possible. The letter is yours to keep. This offer shall remain open for seven (7) days from the date of this letter. Please note that it is our intention to keep your acceptance of this position confidential until you have had the opportunity to notify your current employer. We will not make any public releases until you have advised us that you have communicated your intentions.

I personally look forward to working with you again and having you work at a great Company, Key Technology.

Sincerely,

/s/ John J. Ehren

John J. Ehren
President and CEO

CC:    Human Resources

Enc.:    Summary of Your Rights Under the Fair Credit Reporting Act
List of Acceptable Documents for I-9 compliance
Employment Application
AcraNet Form

150 Avery, Walla Walla, WA USA 99362-1668
Telephone: 509-529-2161 • Human Resources Fax: 509-394-3474

EMPLOYMENT CONFIRMATION

I, Jeffrey T. Siegal, accept Key Technology, Inc.’s offer of employment for the position of be Vice President and Chief Financial Officer (CFO). I understand and agree to the terms and conditions of the employment offer as described in my offer letter. I also acknowledge that the employment is of an “at will” nature, which means that I may resign at any time and my Employer may discharge me at any time, with or without cause.

/s/ Jeffrey T. Siegal Jeffrey T. Siegal	March 15, 2013 Date

/s/ John J. Ehren John J. Ehren President and CEO	March 15, 2013 Date

150 Avery, Walla Walla, WA USA 99362-1668
Telephone: 509-529-2161 • Human Resources Fax: 509-394-3474